Exhibit 3.1

Certificate of Change Pursuant to NRS 78.209

1. Entity Information:

Name of entity as on file with the Nevada Secretary of State: Genius Brands International, Inc.

Entity or Nevada Business Identification Number (NVID): NV20111597664

2. Current Authorized Shares:

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

400,000,000 shares of common stock, par value $0.001 per share; 10,000,000 shares of preferred stock, par value $0.001 per share

3. Authorized Shares After Change:

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

40,000,000 shares of common stock, par value $0.001 per share; 10,000,000 shares of preferred stock, par value $0.001 per share

4. Issuance:

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share of common stock will be issued for every ten shares of common stock held by each record holder immediately prior to the effective time.

5. Provisions:

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares will be rounded up to the nearest whole share.

6. Provisions: The required approval of the stockholders has been obtained.

7. Effective date and time: (Optional)

Date: February 10, 2023

Time: 5:00pm ET

8. Signature: (Required)

/s/ Michael Jaffa
Signature of Officer

Title: COO

Date: February 4, 2023